Exhibit 99.1
News Release
NASDAQ symbol: PHRM
Pharmion Acquires Cabrellis Pharmaceuticals, Gains Rights to Amrubicin
for North America and the European Union
• Amrubicin approved and marketed in Japan for lung cancer
• Pharmion to initiate registration study in US and EU for SCLC in 2H 2007
• NDA and MAA submissions anticipated in 2009
     Boulder, CO — November 15, 2006 — Pharmion Corporation (NASDAQ:PHRM) today announced that it has acquired Cabrellis Pharmaceuticals, a clinical-stage private oncology company dedicated to the development of amrubicin, a third-generation synthetic anthracycline currently in advanced Phase 2 development for small cell lung cancer (SCLC) in North America and the EU.
Amrubicin has been approved in Japan since 2002, where it is marketed by Nippon Kayaku under the trade name CALSED™ for the treatment of SCLC and non-small cell lung cancer (NSCLC). Dainippon Sumitomo Pharmaceuticals, the original developer of amrubicin, licensed the Japanese marketing rights to Nippon Kayaku in January 2005, and the North America and EU rights to Cabrellis (then Conforma Therapeutics) in June 2005.
Anthracyclines are among the most widely used anticancer drugs in clinical use today. This class of drug includes doxorubicin, daunorubicin and epirubicin, each of which is a close analogue to the others and made semi-synthetically starting from natural products. However, using a natural product as the synthetic starting point significantly constrains the range of analogues that can be made.
Sumitomo Pharmaceuticals, now part of Dainippon Sumitomo Pharmaceuticals, developed the first totally synthetic anthracycline drugs, including amrubicin, which retains the broad activity of the anthracycline class while apparently reducing or eliminating the cumulative cardiotoxicity associated with the anthracycline class. Furthermore, clinical trial results demonstrate that amrubicin has substantial activity in lung cancer, far greater than that reported for other anthracyclines. This led to its regulatory approval in Japan, and attracted Pharmion to its acquisition of Cabrellis.
In Phase 2 studies conducted in Japan, amrubicin has demonstrated clinical efficacy both as a single agent and in combination with cisplatin. In previously untreated SCLC patients, amrubicin produced an overall response rate of 76 percent when administered as a single agent and 88 percent when administered in combination with cisplatin. (1,2) Median survival with amrubicin as a single agent was 11.7 months and in combination with cisplatin, median survival was extended to 13.6 months. (1,2) In Phase 2 studies of previously treated patients (sensitive or relapsed/refractory) with SCLC, amrubicin as a single agent has shown overall response rates ranging from 46 to 53 percent, with median overall survival rates of 9.2 to 11.7 months.(3,4,5)

Based on these encouraging Phase 2 results, and an ongoing Phase 2 development program, Pharmion intends to initiate a Phase 3 registrational study in relapsed/refractory SCLC in the second half of 2007. Using data from these studies and supporting Japanese data, Pharmion expects to submit a New Drug Application (NDA) in the US and a Marketing Authorization Application (MAA) in the EU for amrubicin in the treatment of relapsed/refractory SCLC during 2009.
In addition to its clinical activity in SCLC, based upon clinical experience to date, amrubicin appears to lack the cumulative cardiotoxicity profile associated with traditional anthracyclines. More than 6,500 patients with SCLC or NSCLC have been treated with amrubicin, and to date no substantive cardiotoxicity-related safety issues have been reported. Anthracyclines have established activity against breast cancer but the cumulative cardiotoxicity of currently available anthracyclines limit their use with Herceptin. Accordingly, Pharmion intends to initiate a clinical study of amrubicin in metastatic breast cancer patients in combination with Herceptin in the next few months.
“The efficacy of chemotherapy for patients with small cell lung cancer has plateaued over the last two decades,” said Mark R. Green, M.D., Clinical Professor of Medicine at the Medical University of South Carolina. “In particular, the outlook for patients with extensive SCLC at diagnosis and after failure of first line therapy remains poor. The current efficacy for amrubicin therapy in these SCLC settings is very encouraging. Preliminary activity data in the non-small cell lung cancer setting are also provocative. Furthermore, the apparent lack of cumulative cardiotoxicity with amrubicin therapy makes it a very attractive agent to study in other cancers where older, cardiotoxic anthracyclines are currently used.”
“We are very pleased with this acquisition and the potential for amrubicin,” said Patrick J. Mahaffy, president and CEO of Pharmion. “We have long stated our desire to expand our portfolio with an advanced stage oncology product with US and, if possible, EU rights, and amrubicin fits our target profile exactly. We believe that amrubicin will significantly alter treatment strategies for small cell lung cancer, a tumor with clear unmet medical need that is treated primarily with older drugs. Given its approval and use in Japan, we are confident in its activity in SCLC and given its encouraging cardiac profile, we are enthusiastic about its potential in other tumor types as well.”
“We are delighted that Pharmion has prevailed among the several parties that expressed interest in acquiring Cabrellis,” said Thomas M. Estok, president and CEO of Cabrellis. “We are confident that Pharmion’s strategic vision and focus in oncology will broaden and accelerate the amrubicin development plan and that they will bring this potentially important new therapeutic to patients in North America and Europe in the near term.”
Terms of the Acquisition
Under the terms of the agreement, Pharmion is acquiring Cabrellis for an initial cash payment of $59 million ($55 million after deducting the $4 million in net cash held by Cabrellis). In addition, Pharmion will make two additional payments of $12.5 million each upon approval of amrubicin by regulatory authorities in the U.S. and the E.U. Upon amrubicin’s approval for a second indication in the US or EU, Pharmion would make an additional payment of $10 million for each market. The transaction, which is effective immediately, will result in a charge to earnings in the fourth quarter of 2006 of approximately $55 million for acquired in-process research and development.
Pharmion will assume responsibility for amrubicin development effective immediately, and Cabrellis’ offices in San Diego will close within the next few months.
As a result of this transaction, Pharmion now expects to end 2006 with approximately $125 to $130 million in cash, cash equivalents and short-term investments. The Company has no debt outstanding.
Amrubicin’s Impact on Pharmion’s Strategy
Earlier this month, Pharmion held its first Investor/Analyst meeting and described in detail its current programs and how they relate to Pharmion’s strategy to build a high-growth, sustainable global oncology company. The acquisition of Cabrellis and its core asset, amrubicin, is highly consistent with, and builds significantly on, that strategy:
•	Accelerates Pharmion’s expansion into solid tumor therapies — With the addition of satraplatin, MGCD0103 and amrubicin, as well as the imminent planned clinical development of oral Vidaza, Pharmion now has a deep pipeline of products with the potential to address solid tumors as well as hematological malignancies.

•	Expands Pharmion’s balanced oncology portfolio — Pharmion is creating a portfolio that contains novel targeted agents as well as differentiated cytotoxics that may be active as monotherapy and in combination with targeted therapies. Just as satraplatin is differentiated from other platinums by its oral delivery, amrubicin is the first fully synthetic anthracycline and appears to possess an improved cardiotoxicity profile compared to other anthracyclines. Pharmion now possesses certain rights to two highly differentiated products in two of the most important pillars of cytotoxic therapy — platinums and anthracyclines.

•	Complements Pharmion’s epigenetic platform — Current research indicates that by relaxing chromatin conformation, Vidaza and MGCD0103 increase access of DNA-targeted drugs, such as anthracyclines or platinums, to their site of action. In addition, cancer cell resistance to cytotoxic drugs is often mediated by epigenetic mechanisms such as hypermethylation. Pharmion intends to actively explore the use of amrubicin and satraplatin in combination with its two epigenetic inhibitors.

•	Increases Pharmion’s near term revenue sources — With planned NDA and MAA submissions in 2009, Pharmion anticipates that if amrubicin is approved, it would launch amrubicin in the US and EU as early as 2010. Pharmion now has the potential to add to its current revenue base through product launches in the US or EU each year beginning in 2008 through 2012.

•	Further validates Pharmion’s licensing and acquisition model — With the addition of amrubicin to Pharmion’s portfolio, Pharmion has gained rights to three oncology products in the last twelve months: satraplatin, MGCD0103 and amrubicin.

•	Maintains our focus and leverages our infrastructure — In addition to being highly complementary to Pharmion’s existing portfolio, once approved, amrubicin will build significantly on our other commercial products and allow the Company to further leverage its existing US and EU commercial organizations.
About Amrubicin
In December 2002, amrubicin was approved for sale in Japan based on Phase 2 efficacy data in both SCLC and NSCLC. Since January 2005, amrubicin has been marketed by Nippon Kayaku, a Japanese pharmaceutical firm focused on oncology, which licensed Japanese marketing rights from Dainippon Sumitomo, the original developer of amrubicin.
Pharmion is focusing its development plan for the US and EU on SCLC. SCLC is a poorly-served tumor type, and amrubicin has demonstrated clinical activity both in monotherapy and when combined with cisplatin. Amrubicin demonstrated an overall response rate of 76 percent and median survival of 11.7 months when administered as a single agent to previously untreated SCLC patients.(1) A study of previously untreated SCLC patients treated with amrubicin and cisplatin showed an overall response rate of 88 percent with median survival of 13.6 months.(2) In both trials, amrubicin was given as an intravenous bolus injection on three consecutive days every three weeks. Earlier studies in first line SCLC combining etoposide and cisplatin (EP), the standard of care in the US, reported an overall response rate of 68 percent.(6) The amrubicin regimens also showed longer survival than what was reported for the EP regimen, with median survival in studies using the EP regimen of 9.4 months.(6)
Data were presented at the American Society of Clinical Oncology (ASCO) 42nd Annual Meeting in Atlanta, Georgia in June 2006 on two studies of amrubicin that demonstrated overall response rates of 50 to 53 percent in patients with relapsed or refractory SCLC, which is unprecedented in this disease state. The first study showed overall response rates of 52 percent in sensitive patients (those who responded to first line chemotherapy but subsequently worsened), and 50 percent in refractory patients (those who did not respond to first line chemotherapy). The overall survival in sensitive and refractory patients was 11.7 and 10.9 months, respectively.(4) A second study of refractory or relapsed SCLC patients demonstrated an overall response rate of 53 percent, with median survival of 9.2 months.(5) Topotecan (HycamtinTM: GlaxoSmithKline), the only single-agent chemotherapeutic agent approved in the US for the treatment of SCLC sensitive disease after failure of first line therapy, has demonstrated an overall response rate of 24 percent, with median survival of approximately 6.3 months, according to the product label. (7)

Anthracyclines are currently used to treat a wide range of cancers, including both hematological malignancies and solid tumors, with a range of adverse events common to chemotherapy agents, including myelosuppression, nausea and vomiting, alopecia and mucositis. During Japanese clinical studies involving approximately 500 patients receiving amrubicin as a single agent, the most common adverse events included myelosuppression (e.g., neutropenia 76 percent, decreased hemoglobin 71 percent, thrombocytopenia 36 percent), gastrointestinal events (e.g., anorexia 50 percent, nausea/vomiting 46 percent, stomatitis 11 percent), and alopecia (48 percent). With increasing doses and duration of therapy, there is an increased risk of cumulative cardiomyopathy that can lead to congestive heart failure. For doxorubicin, a broadly utilized anthracycline, a conservative assumption of the probability of heart failure is one to two percent(8). For amrubicin, based on spontaneous reported safety data from more than 6,500 patients treated with amrubicin in Japan, there have been no cases of amrubicin-induced heart failure reported to date.
About Small Cell Lung Cancer
Small cell lung cancer is a disease in which malignant cells form in the tissues of the lung, and which occurs almost exclusively in people who smoke. While small cell lung cancer constitutes approximately 15 percent of all lung cancers, SCLC tends to be more aggressive and fast growing than the more common non-small cell lung cancer. Of the estimated 65,000 patients diagnosed with SCLC each year in the US and EU, approximately 60 percent of patients have extensive disease at diagnosis, and the remaining 40 percent present with localized, or limited stage, disease.
Conference Call
Pharmion will host a conference call to discuss the acquisition tomorrow, Thursday, November 16, at 8:30 am EST. Participants may listen via live webcast, accessible through the Company’s web site at www.pharmion.com.
About Pharmion Corporation
Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the US, Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic cancer drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the Company’s website at www.pharmion.com.
References
(1)	T. Yana, S. Negoro, M. Takada, et al., Phase II study of amrubicin in previously untreated patients with extensive-disease small cell lung cancer: West Japan Thoracic Oncology Group (WJTOG) study, Invest New Drugs 2006 Oct 13 [Epub ahead of print]

(2)	Y. Ohe, S. Negoro, et al., Phase I-II study of amrubicin and cisplatin in previously untreated patients with extensive-stage small-cell lung cancer, Annals of Oncology 2005 16(3):430-436.

(3)	Y. Hasegawa, K. Takeda, T. Kashii, et al., Study of an amrubicin hydrochloride monotherapy for relapsed small cell lung cancer: Osaka City General Medical Center Clinical Oncology Dept., Respiratory Organ Internal Medicine . Abstract presented at 80th Meeting of the Kansai Chapter of the Japan Lung Cancer Society (17 July 2004). Article published in Jpn J Lung Cancer 2005;45(7).

(4)	T. Seto, N. Masuda, Y. Takiguchi, et al., Phase II study of amrubicin, a new active drug in refractory or relapsed small-cell lung cancer (SCLC): Thoracic Oncology Research Group Trial 0301, Journal of Clinical Oncology, 2006 ASCO Annual Meeting Proceedings Part I. Vol 24, No. 18S (June 20 Supplement), 2006: 7060

(5)	T. Kato, H. Nokihara, Y. Ohe, et al., Phase II of amrubicin in patients with previously treated small cell lung cancer, Journal of Clinical Oncology, 2006 ASCO Annual Meeting Proceedings Part I. Vol 24, No. 18S (June 20 Supplement), 2006: 7061

(6)	K. Noda, Y. Nishiwaki, M. Kawahara, et al., Irinotecan plus cisplatin compared with etoposide plus cisplatin for extensive small cell lung cancer, N Engl J Med 2002; 346:85-91

(7)	US Prescribing Information, HycamtinTM, topotecan hydrochloride for injection, page 8, table 2, June 2006.

(8)	US Prescribing Information, Adriamycin®, doxorubicin hydrochloride, page 1, warning 2, October 2000.
This press release contains forward-looking statements, which express the current beliefs and expectations of the management of Pharmion Corporation, including summary statements relating to the potential efficacy and safety profile of amrubicin, plans for future regulatory approval submissions and the anticipated timing of possible product approvals. Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, and we caution investors not to place undue reliance on the forward-looking statements contained in this press release. In particular, there can be no guarantee that results from the Phase 2 clinical studies of amrubicin discussed in this press release will be confirmed in subsequent clinical studies, and additional information relating to the safety, efficacy or tolerability of amrubicin may be discovered or reported in connection with the past or future clinical use of amrubicin. Furthermore, even if the results of previous clinical studies are confirmed, we cannot guarantee that amrubicin will be approved for marketing in a timely manner, if at all, by regulatory authorities nor that, if marketed, amrubicin will be a successful commercial product.
We direct you to Pharmion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its most recent filings on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of Pharmion. Forward-looking statements speak only as of the date on which they are made and Pharmion undertakes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Investor Relations Contact:	Media Contact:
Anna Sussman	Kelly McKenna
Director, Investor Relations &	Manning, Selvage and Lee
Corporate Communications
Pharmion Corporation	On behalf of Pharmion Corporation
Phone: 720 564 9143	Phone: 415 293 2808
asussman@pharmion.com	kelly.mckenna@mslpr.com
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